UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VILLAGE BANK AND TRUST FINANCIAL CORP.

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April 8, 2019

Dear Shareholder,

During the second half of 2018, we hit our stride. Over the four quarters of 2018, we successfully combined strong loan and deposit growth with net interest margin expansion and stable noninterest expenses to produce substantial growth in pretax income. The reduction in the corporate tax rates made a good year even better. The result was record pretax earnings for the Company, 154% growth in pretax earnings over 2017, and a return on average equity of 10.96% for the second half of the year.

We intend to build on this positive momentum during 2019. Our fourth quarter earnings release described actions we took during the fourth quarter of 2018 to control expenses and grow earnings in the coming year. We will have to accomplish our objectives in an economic environment that has slowed noticeably from the strong pace we were experiencing during most of 2018, but businesses are still growing and borrowing. We expect to take share from our larger competitors who are going through mergers and strategy changes. We are optimistic about 2019.

Our Williamsburg Advisory Board has been a significant factor in our early success in that market. As previously noted, we have been earning a profit in that market since August of 2018. We hired the right people for our team, and they put together an Advisory Board that is exceptionally well respected in the community and working on our behalf to make us visible and to bring us business. Congratulations to Bill Carr (our Peninsula market President), Channing Hall (our Advisory Board Chair) and Bill Hamner (our Advisory Board Vice Chair) and their associates on the excellent first full year of operations.

We have a corporate board that is functioning at a very high level right now. Over the past two years, we have reduced the size of our board and welcomed two new directors. The fresh perspectives of our new directors have helped us look at opportunities and challenges in a different light. All of this has been healthy for us and is helping our board execute its governance role and support our growth objectives.

We have intensified the board’s work in generating business referrals, and we have built a robust risk management process that includes a bank-level Board Risk Committee on which all members serve. We would like to acknowledge the work of Randy Whittemore and Jay Hendricks in standing up the Board Risk Committee. Randy serves as the Chair of this committee and has made an enormous commitment of time to his board duties. As our Chief Risk Officer and Chief Operating Officer, Jay has been the lead architect of our enterprise risk management process. His is an unusual talent to have in a community bank. He does the heavy lifting for the Board Risk Committee for our management team. The risk management work of a community bank is more complicated and mission critical than ever. It is essential that we do it well and that we have smart, disciplined people on point for our efforts. We are fortunate to have Jay and Randy involved in this work.

As we acknowledged in our fourth quarter earnings release, we still have work to do to produce the consistent high returns and sustainable earnings growth we aspire to achieve. We expect to make more progress in 2019.

We hope to see you at the shareholders meeting on May 21, 2019, and thank you for your continued support.

Regards,

William G. Foster	Craig D. Bell
President and Chief Executive Officer	Chairman, Board of Directors

Forward-Looking Statements

In addition to historical information, this letter may contain forward-looking statements. For this purpose, any statement that is not a statement of historical fact may be deemed to be a forward-looking statement. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. There are many factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, but not limited to, changes in interest rates, the effects of future economic, business and market conditions, legislative and regulatory changes, governmental monetary and fiscal policies, changes in accounting policies, rules and practices, and other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”). For further information, contact Donald M. Kaloski, Jr., Executive Vice President and Chief Financial Officer, at 804-897-3900 or dkaloski@villagebank.com.

Additional Information

This letter may be deemed to be solicitation material in respect of the Company’s 2019 annual meeting of shareholders. The Company filed a definitive proxy statement with the SEC on April 8, 2019 in connection with the annual meeting. Shareholders are urged to read the proxy statement and any other relevant documents that the Company files with the SEC because they will contain important information.  The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in connection with the annual meeting. Information about the Company’s directors and executive officers is included in the proxy statement. Investors and shareholders may obtain a copy of the proxy statement and other documents filed by the Company free of charge from the SEC’s website at www.sec.gov. Shareholders may obtain a copy of the proxy statement free of charge by writing to the Company’s Corporate Secretary, Deborah M. Golding, whose address is P.O. Box 330, Midlothian, Virginia, 23113-0330, or from the Company’s website at www.villagebank.com.